Exhibit 99.1

Media:	Molly Boyd
(713) 627-5923
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	January 31, 2007

Spectra Energy Reaches Settlement Agreement

in Citrus Trading Corp. Litigation

Litigation related to previous Duke Energy gas contract dispute

HOUSTON – Spectra Energy Corp announced today that it has agreed to settle outstanding litigation related to a contract dispute between Citrus Trading Corp. (Citrus) and Spectra LNG Sales (formerly known as Duke Energy LNG Sales, Inc.), a subsidiary of Spectra Energy.

The Citrus litigation was a liability assumed by Spectra Energy in connection with its spinoff from Duke Energy Corp on Jan. 2, 2007.

Under the terms of the settlement agreement, Spectra Energy will pay Citrus $100 million to settle a contract dispute that arose in connection with a 1998 contract regarding the purchase and re-sale of liquefied natural gas.

In December 2006, Spectra Energy Capital LLC (formerly known as Duke Capital LLC) had announced it would establish a reserve of $45 million associated with this liability. As a result of the settlement reached yesterday, the reserve recognized by Spectra Energy Capital in its fourth quarter 2006 results of operations has increased to $100 million. Spectra Energy Capital became a subsidiary of Spectra Energy on Jan. 1, 2007 in conjunction with its separation from Duke Energy.

Spectra Energy admitted no liability or fault for the matters alleged in the lawsuit.

“We are pleased to have settled this legacy contract dispute in a rational manner,” said Fred Fowler, chief executive officer, Spectra Energy. “We believe this was the right course of action and outcome for our shareholders.”

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 250 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.